Exhibit 5.2

Ref: No.: 2021-03534
T12073/M303

TSMC Arizona Corporation

(the “Issuer”)

Taiwan Semiconductor Manufacturing Company Limited

(the “Guarantor”)

Re:	TSMC Arizona Corporation – Debt Securities fully and unconditionally Guaranteed by Taiwan Semiconductor Manufacturing Company Limited

Ladies and Gentlemen:

We have acted as special legal counsel in the Republic of China (the “ROC”) to you in connection with the issuance by the Guarantor of the guarantees (the “Guarantees”) relating to each of US$1,250,000,000 1.750% Notes due 2026 (the “2026 Notes”), US$1,250,000,000 2.500% Notes due 2031 (the “2031 Notes”), US$1,000,000,000 3.125% Notes due 2041 (the “2041 Notes”) and US$1,000,000,000 3.250% Notes due 2051 (the “2051 Notes”, and, together with the 2026 Notes, the 2031 Notes and the 2041 Notes, the “Notes”) issued by the Issuer. The Notes and the Guarantees are registered under the Registration Statement on Form F-3 (File No. 333-260330) filed with the Securities and Exchange Commission (the “SEC”) on October 18, 2021 (the “Registration Statement”) by the Issuer and the Guarantor.

The Notes and the Guarantees (collectively, the “Securities”) are being issued under and pursuant to an Indenture, dated as of October 18, 2021 (the “Indenture”), by and among the Issuer, the Guarantor, and Citibank, N.A., as trustee.

Capitalized terms used and not defined herein shall have the meanings set forth in the Registration Statement.

In rendering this opinion, we have examined the relevant laws and regulations of the ROC, and the originals or copies, photocopies, certified or otherwise identified to our satisfaction, of the following documents:

(a)	a copy of the executed Indenture;

(b)	a copy of the executed authorization (the “Authorization”) dated October 25, 2021, issued by the Company to establish the Notes pursuant to the Indenture;

(c)	the Registration Statement;

(d)

a copy of the Notes in global form as executed by the Issuer and with the notation of the Guarantor’s guarantee endorsed thereon by the Guarantor (each a “Guarantee” and collectively the “Guarantees” and together with the Notes, the “Securities”);

(e)	the prospectus supplements filed by the Guarantor with the SEC on October 18, 2021 and October 20, 2021, respectively (collectively, the “Prospectus Supplements”);

(f)

a certified copy each of (i) the Corporate Amendment Registration Card of the Guarantor dated August 26, 2021; (ii) the articles of incorporation of the Guarantor, as last amended on June 5, 2019; (iii) the Procedures for Endorsement & Guarantee of the Guarantor, as last amended on June 11, 2013; and (iv) the resolutions of the Board of Directors of the Guarantor adopted on August 10, 2021;

(g)

a copy of letter of designation executed by Mark Liu, the Chairman of the Board of Directors of the Guarantor designating Wendell Jen-Chau Huang, to handle all relevant matters and execute, among others, the Agreements (as defined below);

(h)	an officer’s certificate issued by the Guarantor dated October 25, 2021 (the “Officer’s Certificate”); and

(i)

a copy of the web page in respect of the corporate registration information of the Guarantor as of October 25, 2021 shown on the on-line corporate registration database of the website of the Commerce Industrial Services Portal, the Ministry of Economic Affairs (the “Company Search”).

The Indenture and the Securities, are together referred to as the “Agreements”.

For the purpose of this opinion, we have assumed that:

(1)	the Agreements constitute legal, valid, binding and enforceable obligations of the parties under the governing law thereof;

(2)

the genuineness of all signatures and seals on all the documents submitted to us, and the conformity with the originals of all documents submitted to us as copies thereof, and the authenticity of all original documents which (or copies of which) have been submitted to us;

(3)	as of the date hereof, the documents provided to us are in full force and effect and have not been otherwise amended, altered, modified, rescinded, revoked or superseded;

(4)

the legal capacity, power and authority of the parties (other than the Guarantor) to the Agreements to perform their respective obligations and to exercise their respective rights thereunder; the due authorization, execution and delivery of the Agreements by each of the parties (other than the Guarantor) thereto in each case under the laws of their respective places of incorporation, and that the performance thereof is within the capacity and power of each of them;

(5)	the absence of any other arrangements among any of the parties to the Agreements that modify or supersede any of the terms thereof;

(6)

In rendering the opinions expressed below, we have relied as to matters involving the application of the laws of the State of New York upon the opinion of Sullivan & Cromwell, the U.S. counsel to the Issuer; and

(7)	any factual information as stated in the Officer’s Certificate is true and correct.

This opinion is given under and with respect to the laws of the ROC in effect as of the date hereof. No opinion is expressed as to the laws of any other jurisdiction.

Based on the foregoing and subject to the qualifications as set out below, we are of the following opinion:

(1)

The Indenture and the Guarantees have been duly authorized, executed and delivered by the Guarantor and constitute valid and legally binding obligations of the Guarantor, enforceable against the Guarantor in accordance with its terms.

(2)

The Securities, when duly executed, authenticated, issued and delivered in accordance with the Indenture and the Authorization, constitute valid and legally binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms.

(3)

The statements in the section in each of the Prospectus Supplements entitled “Taxation – R.O.C. Taxation”, insofar as such statements constitute summaries of relevant ROC laws and regulations, are true and accurate in all material respects.

The foregoing is subject to the following qualifications:

1.

The enforceability of the obligations of the Guarantor under the Agreements is subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally;

2.

The statute of limitations for the right of claim against a guarantor as to any amount of principal shall be fifteen years from the date such principal becomes due, and as to any amount of interest shall be five years from the date such interest becomes due.

Any specified period prescribed by a statute of limitations may not be shortened or extended unilaterally or by contract and that any entitlement granted under a statute of limitations may not be waived in advance.

3.	The exercise of any right may not be repugnant to public interests or have a primary purpose to harm another person, and that right must be exercised in good faith.

4.	No liability arising from willful misconduct or gross negligence may be excluded in advance.

5.

The creditors of a guarantor may institute proceedings to invalidate a guarantee of the guarantor upon proof in court that the creation of the guarantee, if the guarantee was provided without remuneration, was detrimental to their rights of claim against the guarantor established prior to the creation of the guarantee, and that if the creation of the guarantee was provided with remuneration, upon further proof in court that the beneficiary of the guarantee was aware of the fact that the guarantee was detrimental to the creditors’ rights of claim against the guarantor established prior to the creation of the guarantee.

6.	Any portion of interest in excess of sixteen percent (16%) per annum is null and void.

7.

A notice of set-off must be served on the obligor in order for the set-off to become effective. In case the debt to be set off has not matured, the party exercising the right of set-off must have been entitled to accelerate the debt to be set off under the law or contract.

8.

The court has the discretionary power to admit or rule out evidence. Any determination, certificate or other matters stated in the Agreements to be conclusive may therefore nevertheless be subject to the review by the court.

9.

The enforceability of the Agreements will be further limited by the following provisions of the Civil Code that are mandatory and the entitlements granted under these provisions cannot be waived by a guarantor:

(a)	No right of a guarantor under the Civil Code may be waived in advance unless otherwise provided by law.

(b)

The continued validity and enforceability of a guarantee are subject to the existence of a valid, binding and enforceable underlying obligation and a guarantee can be enforced only to the extent of the underlying obligation.

(c)	A guarantor may assert the defenses which the principal debtor (in this case, the Issuer) may assert against the creditor.

(d)	If the principal debtor (in this case, the Issuer) has claims against the creditor, the guarantor may set off such claims against the creditor’s claims under the guarantee.

(e)

If a principal debtor (in this case, the Issuer) has the right to cancel the borrowing obligation against which the guarantee is issued, the guarantor is entitled to refuse to perform its guarantee obligation.

(f)

With respect to a guarantee having no definite validity period, a guarantor may, after the underlying obligation matures, request the creditor to institute proceedings against the principal debtor (in this case, the Issuer) within a reasonable period of not less than one month from the relevant date of maturity as specified by the guarantor; and if the creditor fails to institute the proceedings against the principal debtor (in this case, the Issuer) within such period, the guarantor is released from its obligations.

(g)

With respect to a continuing guarantee without definite validity period, a guarantor may terminate the guarantee from time to time by giving a notice to the creditor. The guarantor will not be liable for the obligations incurred by the principal debtor (in this case, the Issuer) after the notice has been reached the creditor.

(h)

If a creditor grants an extension of the maturity date of the underlying obligation to the principal debtor (in this case, the Issuer), unless the guarantor also agrees to such extension, the obligations of the guarantor shall be released and discharged.

(i)	A guarantor is entitled to subrogate to the rights of claim of the creditor against the principal debtor (in this case, the Issuer) to the extent of payments made by the guarantor under the guarantee.

10.

The indemnification and contribution provisions set forth in Section 7.6 of the Indenture may be deemed by the ROC courts as guarantee provisions and will be enforced to the same extent as if they were guarantees.

11.	Any determination, certificate or other matters stated in the Agreements to be conclusive may, nevertheless, be subject to review by the court.

12.	The Company Search may not necessarily be accurate or up to date.

The opinions set forth herein are given with respect to the ROC laws and regulations and the prevailing interpretation thereof as of the date hereof and do not purport to speculate as to future laws or regulations or as to future interpretations of current laws and regulations and we undertake no obligation to supplement this opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof or for any other reason. No opinion is expressed as to the laws of any other jurisdiction.

We hereby consent to the use of this opinion to the reference to our name under the heading “LEGAL MATTERS” in each of the Prospectus Supplements. In giving such consent, we do not thereby admit that we come within the category of person whose consent is required under Section 7 of the Act or regulations promulgated thereunder.

Sincerely yours,

LEE AND LI

/s/ Grace Wang

Grace Wang